Exhibit 16.1

January 3, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of II-VI Incorporated’s Form 8-K dated January 3, 2008, and have the following comments:

1. We agree with the statements made in item 4.01 (a) of the 8-K.

2. We have no basis on which to agree or disagree with the statements made in item 4.01(b) of the 8-K.

Yours truly,

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania